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                                                                    EXHIBIT 4.12

                               drkoop.com, Inc.
                           7000 N. Mopac, Suite 400
                             Austin, Texas  78739



                                August 16, 2000



Mr. Mark Solitro
Family Education Network
20 Park Place, Suite 1420
Boston, MA  02116

Ladies and Gentlemen:

          The purpose of this letter agreement is to confirm that we have agreed that drkoop.com, Inc. (the "Company") will pay to you, within two business days following the closing of the proposed preferred stock financing described in the Confidential Private Placement Memorandum dated July 12, 2000 and the related cumulative supplement dated August 16, 2000 (the "Permanent Financing"), the sum in cash identified on the signature page of this letter agreement (the "Cash Payment") and securities of the Company as described on Attachment A (the
                                                        ------------
"Securities" and, together with the Cash Payment, the "Compromise Amount"). Attachments A and B describe the terms of and contain representations and warranties with respect to the issuance of the Securities and constitute a part of this letter agreement. The Compromise Amount will represent full and final payment of all of the Company's obligations due to you as of the date of this agreement. The compromise of the amounts due to you made in this letter agreement is irrevocable.

          In consideration for the Compromise Amount, you hereby voluntarily release and forever discharge the Company and its subsidiaries, affiliates, directors, officers, employees, stockholders, agents and representatives, and each of their successors and assigns (the "Releasees") from, and covenant not to sue or proceed against the Releasees on the basis of, any and all past or present causes of action, suits, agreements, losses, damages, debts, accounts, expenses, obligations, liabilities or other claims, known or unknown, against the Releasees in respect of any and all (i) contractual obligations or liabilities, including trade receivables, (ii) claims for repayment of indebtedness for borrowed money and (iii) claims for repayment of amounts owed to you arising under bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights and the relief of debtors generally.
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          This letter agreement shall terminate and be of no further force or effect in the event that the Permanent Financing has not closed and the Company has not delivered the Compromise Amount to you by September 15, 2000.

          Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below. This letter agreement may be executed in counterpart.

                                      Sincerely yours,


                                      drkoop.com, Inc.



                                      By:  /s/ Donald W. Hackett
                                           --------------------------
                                           Name:  Donald W. Hackett
                                           Title:  CEO


The foregoing is hereby acknowledged and agreed to as of the date first above written.

Name of Trade Creditor:   Family Education Network


                          By:  /s/ Mark Solitro
                               ----------------
                          Name:  Mark Solitro
                          Title: Controller

Cash Payment:             $5,000

Securities:               See Attachment A

Amount payable as of
the date of this letter agreement:  $50,000

                                       2
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                                  ATTACHMENT A

                         Description of the Securities


Form of Security:  Common Stock
----------------

Issue Price:       $0.80 per share.
-----------

Number of Shares:  62,500 shares
----------------


Legends:           Each certificate representing the Securities will be
-------            endorsed with the following legend (in addition to any legend required under applicable state securities laws):

                   THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENT OF SAID ACT.


Registration:      The Company will include the Securities in the first
------------       registration statement (other than a registration relating to employee benefit plans or pursuant to Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities
                   Act")) filed by the Company with the Securities and Exchange
                   Commission following the date of this Agreement in order to permit the resale of such Securities into the public market.
                   The Company will use its best efforts to file said registration statement to permit the resale of the Securities by September 30, 2000. The Trade Creditor will provide any information about itself necessary to facilitate the registration and will deliver a prospectus in connection with any sale and otherwise abide by reasonable procedures as established by the Company imposed upon selling stockholders generally or as otherwise required to comply with applicable law. To the extent reasonably requested by the Trade
                   Creditor, the Company will provide the Trade Creditor with information regarding the filing of the registration statement including the Securities, including but not limited to, the registration agreement itself.

                                      A-1
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                                 ATTACHMENT B

                        Representations and Warranties


     A.   Representations and Warranties of the Trade Creditor.  In connection
          ----------------------------------------------------
with the transfer of the Securities, the Trade Creditor represents to the Company the following:

          1.   Experience.  The Trade Creditor is an "accredited investor" as
               ----------
defined in Regulation D under the Securities Act. The Trade Creditor is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in securities such as this one, including investments in securities issued by the Company and investments in comparable companies, and has the ability to bear the economic risks of the investment.

          2.   Investment.  The Trade Creditor is acquiring the Securities for
               ----------
investment for such Trade Creditor's own account and not with the view to, or for resale in connection with, any distribution thereof. The Trade Creditor understands that the Securities have not been registered under the Securities Act of 1933 by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Trade Creditor further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Securities. The Trade Creditor understands and acknowledges that the sale of the Securities by the Company to the Trade Creditor will not be registered under the Securities Act on the ground that this sale and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

          3.   Rule 144.  The Trade Creditor acknowledges that the Securities
               --------
must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Trade Creditor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, in case the Trade Creditor has held the securities for less than two years or is an affiliate of the Company, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the securities to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations. The Trade Creditor covenants that, in the absence of an effective registration statement covering the securities in question, the Trade Creditor will sell, transfer, or otherwise dispose of the Securities only in a manner consistent with such Trade Creditor's representations and covenants set forth herein.

          4.   Access to Information.  The Trade Creditor has received and
               ---------------------
reviewed the Company's Confidential Private Placement Memorandum, dated as of July 12, 2000, as

                                      B-1
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supplemented by the Cumulative Supplement, dated as of August 16, 2000
(including, without limitation, the section captioned "Risk Factors"), and has had an opportunity to discuss the Company's business, management and financial affairs with its management. The Trade Creditor understands that any such discussions, as well as any written information issued by the Company, were intended to describe the aspects of the Company's business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description.

     B.   Representations and Warranties of the Company.
          ---------------------------------------------

          1.   Organization.  The Company is duly organized and validly existing
               ------------
in good standing under the laws of the state of Texas. The Company has full corporate power and corporate authority to own, operate and occupy its properties and to conduct its business as presently conducted. The Company is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect upon the financial condition of the Company.

          2.   Due Authorization; Legal, Valid and Binding Agreement.  The
               ------------------------------------------------------
Company has all requisite legal and corporate power and authority to execute, deliver and perform its obligations under this agreement. To the extent any shares of common stock are being issued to the Trade Creditor, such shares shall be duly authorized, validly issued, fully paid and nonassessable. This agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                      B-2